Stewart Reports Earnings for the Third Quarter 2013

- Pretax earnings were $29.6 million, compared to $39.4 million in the prior year quarter

- Net earnings attributable to Stewart were $15.4 million compared to $34.7 million in the prior year quarter

- Title revenues increased 7.1 percent and mortgage services revenues decreased 36.5 percent

- Title segment pretax margin improved to 12.3 percent

- On a year-to-date basis, revenues increased $88.4 million to yield a $22.9 million increase in pretax earnings, an incremental margin of 25.9 percent

HOUSTON, Oct. 24, 2013 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net earnings attributable to Stewart of $15.4 million, or $0.63 per diluted share, for the third quarter 2013, representing a decrease of $19.3 million from the third quarter 2012 net earnings of $34.7 million, or $1.45 per diluted share. Year-over-year comparisons of net earnings are adversely affected by income tax expense, as the third quarter 2013 experienced a more-typical income tax provision while the third quarter 2012 benefited from the utilization of net operating loss carryforwards.

Pretax earnings for the third quarter 2013 were $29.6 million, a decrease of $9.8 million over the third quarter 2012's $39.4 million. The decline in pretax earnings is attributable to an approximate $13.8 million decrease from the prior year quarter in our mortgage services segment, partially offset by improved results in our title segment.

For the first nine months of 2013, net earnings attributable to Stewart of $45.5 million, or $1.88 per diluted share, represent a decrease of $1.9 million from the same period in 2012. Pretax earnings for the first nine months of 2013 were $85.6 million, an increase of $22.9 million from the same period in 2012. Results for the first nine months of 2013 include a non-cash charge of $5.4 million, or $0.22 per share, relating to the early retirement of $37.8 million of our 6% Convertible Senior Notes due October 2014, as well as a gain of $1.7 million, or $0.07 per share, on non-title-related insurance policy proceeds (no tax benefit or expense is associated with either item; thus there was no tax-related effect on earnings per share).

Total revenues for the third quarter 2013 were $536.8 million, an increase of $16.1 million, or 3.1 percent, from $520.7 million for the third quarter 2012. Operating revenues increased 3.6 percent to $532.2 million in the third quarter 2013 compared to $513.8 million in the third quarter 2012. Compared to the third quarter 2012, title revenues increased 7.1 percent in the third quarter 2013, while mortgage services revenues decreased 36.5 percent. Total revenues for the first nine months of 2013 were $1,477.8 million, an increase of $88.4 million, or 6.4 percent, from $1,389.4 million for the same period in 2012.

"Our third quarter 2013 financial results reflect a changing industry environment. The steady improvement in the residential resale market was not sufficient to offset the decline in refinancing title orders, slowing the rate of revenue growth," said Matthew W. Morris, chief executive officer. "In addition, the ongoing improvement in the housing market, with the attendant reduction in distressed properties, resulted in our mortgage services revenues declining more than previously expected. Notwithstanding these factors, we remain committed to the long-term achievement of our strategic objectives of direct title market share growth and repositioning our mortgage services segment to focus on sustainable origination and servicing support."

"Our title operations delivered a 12.3 percent pretax margin, up from 10.8 percent in the prior year quarter, driven by increasing home prices and a more favorable order mix, as well as lower title losses. We continue to prioritize the pursuit of residential resale and commercial orders while expanding our direct office presence in attractive markets, as our current operating model allows for office expansion that is quickly profitable. Our mortgage services operation continued its transition to a provider of broad-based outsourcing services, and while that transition is yielding lower than desired short term results, we are confident in our strategy as we continue to expand relationships with existing clients while using broader service offerings to attract new clients. In keeping with our strategy of investing in new service lines, diversifying our client base and generating revenues that are less dependent on market cycles, we announced during the quarter the completion of the acquisition of certain assets of Allonhill, LLC, an industry-leading provider of loan due diligence and risk management services," continued Morris.

"As always, we are mindful of developing market conditions. The housing industry is moving towards a more sustainable mix of residential resale vs. refinancing transactions. Both existing and new home sales continue to grow on an annualized basis as interest rates, while up from earlier in the year, are still low by historic standards. We are sensitive to changing mortgage regulations and any potential impact on mortgage demand. Whatever the conditions, we will maintain our focus on reducing our cost structure, simplifying our operations and aligning our organization to our customers' needs. We believe this is the best answer for capitalizing on a dynamic environment, and will produce consistent financial results over the long term," concluded Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Third Quarter		Nine Months
	2013	2012	2013	2012

Total revenues	$536.8	$520.7	$1,477.8	$1,389.4
Pretax earnings before noncontrolling interests (a)	29.6	39.4	85.6	62.7
Income tax expense (b)	11.6	2.3	32.9	8.3
Net earnings attributable to Stewart	15.4	34.7	45.5	47.4
Net earnings per diluted share attributable to Stewart	0.63	1.45	1.88	2.04

a.

Pretax earnings before noncontrolling interests for the first nine months 2013 include a $5.4 million non-cash charge relating to the early retirement of convertible senior notes partially offset by a $1.7 million gain on non-title-related insurance policy proceeds.

b.	Income tax expense for 2013 reflects a more normalized effective tax rate as a result of releasing a significant portion of a deferred tax asset valuation allowance in the fourth quarter 2012.

The national real estate market showed steady improvement throughout the third quarter 2013, particularly in existing home sales, with the 12-month moving average seasonally-adjusted annualized sales rate increasing 11.7 percent from the same quarter 2012, and sequentially 3.3 percent from the second quarter 2013. Increasing median home prices accompanied this higher volume, rising 11.2 percent from the third quarter 2012. Refinance activity declined during the quarter, slowed by an increase in interest rates, which have risen by the more than 100 basis points since January of this year. Third quarter 2013 refinance lending decreased 41.4 percent from the third quarter 2012 and decreased 30.6 percent sequentially from the second quarter 2013 according to Fannie Mae.

Our title segment continued to perform well, with revenues increasing 7.0 percent and 5.4 percent from the third quarter 2012 and second quarter 2013, respectively. The title segment generated a pretax margin of 12.3 percent, an improvement of 1.5 percentage points from third quarter 2012 and sequentially a decline of 3.1 percentage points from second quarter 2013. Revenues from direct operations for the third quarter 2013 increased 4.6 percent compared to the same quarter last year and decreased 6.1 percent sequentially from the second quarter 2013. Our direct operations include local closing offices, commercial, and international operations. We generate commercial revenues both domestically and internationally. U.S. and Canadian commercial revenues increased 5.7 percent to $31.4 million from the third quarter 2012 and decreased sequentially by 15.9 percent from the second quarter 2013. This was the best third quarter for commercial revenues since 2007. Fitch Ratings upgraded Stewart's Insurer Financial Strength rating in August 2013 from BBB+ with a positive outlook to A-, with a stable outlook. This upgrade will likely yield greater commercial revenues in the future. International operating revenues (including foreign-sourced commercial revenues) increased 7.5 percent to $34.4 million from the third quarter 2012 and sequentially by 12.5 percent from the second quarter 2013.

Although opened orders for residential resales declined slightly from second quarter 2013 due to normal seasonal slowdown in activity, refinancing orders fell significantly during the third quarter when compared to the second quarter 2013, and were approximately 20 percent of total opened orders. As a result, total opened title orders in direct operations declined over the prior year period, decreasing 14.9 percent from the third quarter 2012, and 18.3 percent sequentially from the second quarter 2013. Title orders closed per workday in direct operations decreased 6.0 percent and 11.3 percent from the third quarter 2012 and the second quarter 2013, respectively. Title revenue per closed order in direct operations increased 9.9 percent and 5.0 percent from the third quarter 2012 and the second quarter 2013, respectively, primarily due to home price appreciation, a shift in order mix to more resale orders, and, to a lesser extent, a rate increase in Texas that was effective May 1, 2013.

Independent agency revenues increased 8.9 percent from the third quarter 2012 and 13.6 percent sequentially from the second quarter 2013. Our independent agency remittance rate improved to 18.4 percent in the third quarter 2013 from 17.7 percent in the third quarter 2012 but declined sequentially from 18.7 percent in the second quarter 2013. As the operating environment for independent agencies evolves due to proposed new regulation by the Consumer Financial Protection Bureau and increased lender due diligence, we have taken a lead in helping our independent agencies prepare for the market changes by offering regular educational opportunities and effective solutions. We continue to emphasize partnering with the highest quality independent agencies in the industry, and are focusing our growth efforts in those states with relatively high remittance rates, to yield consistent and improving profitability.

Our mortgage services segment reported a pretax loss of $1.4 million as compared to a pretax profit of $12.4 million and $5.2 million for the third quarter 2012 and second quarter 2013, respectively. Revenues from our mortgage services segment decreased 31.3 percent from the third quarter 2012 and decreased 15.9 percent sequentially from the second quarter 2013. The decline in revenues is largely due to the nature of the contract-based revenue in this segment. Although certain contracts for distressed loan services expired this quarter, we maintained the existing operational infrastructure to support newly acquired contracts that are in the process of ramping up to their full revenue potential. While we have seen an increase in non-default related revenue, revenues will likely remain depressed over the next several quarters while this line of business is in a transitional phase. We continue to execute on our longer-term strategy of providing mortgage process outsourcing services which are high-quality, flexible and responsive. Our expectation is that new service capabilities within the broad category of servicing and origination support will create a more diverse client base and less cyclical revenues. Additionally, this quarter the mortgage services segment incurred significant transaction-related expenses related to the acquisition of the key assets of Allonhill, LLC. This acquisition additionally diversifies our revenue base and we expect it to be accretive to earnings during the first half of 2014.

Title policy loss development continued to improve during the third quarter 2013, reflecting an ongoing decline in prior policy year loss experience on non-large title losses as well as our continued attention to prudent risk management and emphasis on quality and profitability of our independent agency network. The title loss ratio in any given quarter is significantly influenced by any new large claims incurred as well as adjustments to reserves for existing large claims. As a percentage of title revenues, title losses were 6.5 percent, 6.4 percent and 5.9 percent (excluding the reserve reduction and adjustments related to large claims) in the third quarter 2013, third quarter 2012 and second quarter 2013, respectively. The sequential increase in the title loss ratio was due to new large claims as well as changes in estimates of ultimate loss on several prior year large claims. The core provisioning rate on non-large claims was consistent with second quarter 2013. Cash claim payments in the third quarter 2013 decreased 18.7 percent over the third quarter 2012 and decreased 12.9 percent from the second quarter 2013. Total balance sheet policy loss reserves were $509.4 million at September 30, 2013, and continued to be above the actuarial mid-point of total estimated policy losses.

Employee costs in the third quarter 2013 increased 6.4 percent from the third quarter 2012 and increased sequentially 0.5 percent from the second quarter 2013. As a percentage of total operating revenues, employee costs were 27.6 percent, 26.9 percent, and 28.5 percent in the third quarter 2013, third quarter 2012, and second quarter 2013, respectively. As newly opened title orders decline, we are actively managing employee costs in the title segment to counteract the expected revenue decline. We continue, however, to pursue our growth objectives for our direct title operations and, to that end, are aggressively recruiting additional sales professionals in our target growth markets. Employee costs in the mortgage services segment did not substantially decline due to the preparatory work on recently signed contracts and due to the increase in employees related to the AllonHill, LLC transaction, as discussed above. Many of the employees servicing the expired contracts will be utilized for the new contracts as production ramps up in the fourth quarter.

Other operating expenses increased by 2.0 percent in the third quarter 2013 compared to the third quarter 2012 and decreased 1.0 percent sequentially from the second quarter 2013. As a percentage of total operating revenues, other operating expenses were 13.7 percent, 13.9 percent, and 14.3 percent in the third quarter 2013, third quarter 2012, and second quarter 2013, respectively. The sequential decrease in the third quarter 2013 from the second quarter 2013 is primarily due to decreased variable costs associated with the 6.1 percent sequential decrease in direct title operations revenues.

Cash provided by operations was $27.8 million in the third quarter 2013 compared to $37.5 million for the same period in 2012. On a year-to-date basis, cash provided by operations was $70.8 million, an improvement of $14.0 million, or 24.7 percent, over the first nine months of 2012.

Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)

	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
Revenues:
Title insurance:
Direct operations	198,970	190,232	570,516	529,983
Agency operations	306,583	281,587	804,143	729,047
Mortgage services	26,696	42,021	93,779	114,440
Investment income	3,729	3,669	11,657	10,204
Investment and other gains (losses) – net	857	3,232	(2,327)	5,766
	536,835	520,741	1,477,768	1,389,440
Expenses:
Amounts retained by agencies	250,035	231,765	656,589	601,327
Employee costs	147,132	138,236	430,360	397,559
Other operating expenses	72,657	71,202	209,878	206,493
Title losses and related claims	32,630	34,541	80,362	104,041
Depreciation and amortization	4,142	4,336	12,721	13,423
Interest	649	1,297	2,259	3,947
	507,245	481,377	1,392,169	1,326,790
Earnings before taxes and noncontrolling interests	29,590	39,364	85,599	62,650
Income tax expense	11,573	2,268	32,925	8,266
Net earnings	18,017	37,096	52,674	54,384
Less net earnings attributable to noncontrolling interests	2,608	2,428	7,160	6,962
Net earnings attributable to Stewart	15,409	34,668	45,514	47,422

Net earnings per diluted share attributable to Stewart	0.63	1.45	1.88	2.04
Average number of dilutive shares (000)	24,769	24,399	24,735	24,378

Segment information:
Title revenues	500,899	468,040	1,358,742	1,247,633
Title pretax earnings before noncontrolling interests	61,713	50,635	165,198	114,972

Mortgage services revenues	31,391	45,677	109,907	126,605
Mortgage services pretax (loss) earnings before noncontrolling interests	(1,417)	12,381	13,575	32,631

Corporate revenues	4,545	7,024	9,119	15,202
Corporate pretax loss before noncontrolling interests	(30,706)	(23,652)	(93,174)	(84,953)

Selected financial information:
Cash provided by operations	27,752	37,454	70,846	56,830
Title loss payments - net of recoveries	25,891	31,854	89,310	93,052
Other comprehensive earnings (loss)	4,509	7,762	(12,269)	12,220

Number of title orders opened (000):
July	34.6	38.5
August	31.3	39.4
September	28.9	33.6
Quarter	94.8	111.5	315.9	326.2

Number of title orders closed (000):
July	28.3	26.5
August	26.3	29.7
September	22.0	25.3
Quarter	76.6	81.5	234.6	231.1

			September 30 2013	December 31 2012
Stockholders' equity			655,190	580,372
Number of shares outstanding (000)			22,498	19,404
Book value per share			29.12	29.91

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)

	September 30	December 31
	2013	2012
Assets:
Cash and cash equivalents	201,138	208,538
Short-term investments	37,274	37,025
Investments – statutory reserve funds	449,323	444,579
Investments – other	83,101	58,680
Receivables – premiums from agencies	43,621	45,458
Receivables – other	65,415	68,053
Allowance for uncollectible amounts	(10,418)	(12,823)
Property and equipment, net	57,254	54,714
Title plants	76,822	77,360
Goodwill	230,282	220,955
Intangible assets	5,576	7,015
Deferred tax asset	-	7,562
Other assets	77,508	74,061

	1,316,896	1,291,177

Liabilities:
Notes payable	5,434	6,481
Convertible senior notes payable	27,098	64,687
Accounts payable and accrued liabilities	106,881	116,617
Estimated title losses	509,417	520,375
Deferred tax liability	12,876	2,645

	661,706	710,805

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	194,847	153,441
Retained earnings	436,961	391,447
Accumulated other comprehensive earnings	14,315	26,584
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	643,457	568,806
Noncontrolling interests	11,733	11,566
Total stockholders' equity	655,190	580,372

	1,316,896	1,291,177

CONTACT: Ted C. Jones, Director - Investor Relations, (713) 625-8014